EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Mid-America Apartment Communities Inc. for the registration of common stock, preferred stock, debt securities, and depositary shares and to the incorporation by reference therein of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc., and the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 4, 2012